            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17,1998
                                            REGISTRATION STATEMENT NO. 333-40711


===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           SI DIAMOND TECHNOLOGY, INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

         STATE OF TEXAS                                                                  76-0273345
  (STATE OR OTHER JURISDICTION                                                        (I.R.S. EMPLOYER
      OF INCORPORATION OR                                                          IDENTIFICATION NUMBER)
         ORGANIZATION)

                                                                                      DOUGLAS P. BAKER
  SI DIAMOND TECHNOLOGY, INC.                                                     VICE-PRESIDENT AND CHIEF
    3006 LONGHORN BOULEVARD                                                           FINANCIAL OFFICER
           SUITE 107                                                               3006 LONGHORN BOULEVARD
      AUSTIN, TEXAS 78758                                                                  SUITE 107
        (512) 339-5020                                                               AUSTIN, TEXAS 78758
(ADDRESS, INCLUDING ZIP CODE, AND                                                       (512) 339-5020
TELEPHONE NUMBER, INCLUDING AREA                                               (NAME, ADDRESS, INCLUDING ZIP CODE,
CODE, OF SMALL BUSINESS ISSUER'S                                               AND TELEPHONE NUMBER, INCLUDING
  PRINCIPAL EXECUTIVE OFFICES)                                                 AREA CODE, OF AGENT FOR SERVICE)

                              --------------------
                                   COPIES TO:
                                 DONALD T. LOCKE
                               GORDON O. JESPERSON
                            HASKELL SLAUGHTER & YOUNG
                           1200 AM SOUTH/HARBERT PLAZA
                             1901 SIXTH AVENUE NORTH
                            BIRMINGHAM, ALABAMA 35203

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement has been declared effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

         PURSUANT TO RULE 416 OF THE SECURITIES ACT THIS REGISTRATION STATEMENT SHALL BE DEEMED TO COVER ADDITIONAL SECURITIES TO BE ISSUED TO PREVENT DILUTION RESULTING FROM THE FLOATING EXERCISE PRICES AT WHICH CERTAIN SERIES OF THE COMPANY'S PREFERRED STOCK ARE CONVERTIBLE INTO THE COMPANY'S COMMON STOCK.

                         CALCULATION OF REGISTRATION FEE
===============================================================================

              TITLE OF EACH                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM           AMOUNT OF
           CLASS OF SECURITIES                    AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION FEE(1)
             TO BE REGISTERED                      REGISTERED        PER SHARE (2)           PRICE (2)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.001 PER SHARE........   8,935,358                                                              N/A

-----------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK UNDERLYING WARRANTS...............   2,535,600                                                              N/A
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE UPON CONVERSION OF
SERIES E PREFERRED STOCK.......................   1,483,137                                                              N/A

-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE UPON CONVERSION OF
SERIES F PREFERRED STOCK.......................     995,456                                                              N/A
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ISSUABLE UPON CONVERSION OF
SERIES G PREFERRED STOCK.......................   1,853,617                                                              N/A

===================================================================================================================================
TOTAL. . . . . . . . . . . . . . . . . . . . .   15,803,168(1)          $    0.38           $ 6,005,204            N/A
===================================================================================================================================


(1) All shares of Common Stock being registered in this Registration statement have previously been registered and the registration fees paid with the Company's Registration Statement Nos. 333-00674, 333-24801, 333-38941 and all post-effective amendments to these Registration Statements and Registration NO. 333-40711.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices per share of Common Stock as reported by the OTC Bulletin Board on June 16, 1998.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                           SI DIAMOND TECHNOLOGY, INC.



        8,935,358 Shares of                          1,483,137 Shares of
           Common Stock                                  Common Stock
    (par value $.001 per share)                         Issuable Upon
                                          Conversion of Series E Preferred Stock
        2,535,600 SHARES OF
          Common Stock                                 995,456 Shares of
      Underlying Warrants                       Common Stock Issuable Upon
                                          Conversion of Series F Preferred Stock

                                                     1,853,617 Shares of
                                                Common Stock Issuable Upon
                                          Conversion of Series G Preferred Stock



         This Prospectus relates to 15,803,168 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of SI Diamond Technology, Inc., a Texas corporation (the "Company"), which may be offered for sale by certain shareholders of the Company (the "Selling Shareholders") from time to time. The Shares offered for sale are: (1) presently outstanding, (2) underlie certain existing warrants to purchase Common Stock (the "Warrants") (Descriptions of all Warrants which are subject to this Prospectus, including each Warrant's exercise price and expiration date, are contained in "Plan of Distribution and Selling Shareholders".), (3) are issuable upon conversion of outstanding shares of the Company's Series E Preferred Stock, (4) are issuable upon conversion of outstanding shares of the Company's Series F Preferred Stock or (5) are issuable upon conversion of outstanding shares of the Company's Series G Preferred Stock. As of June 16, 1998, there were 8,935,358 outstanding Shares of Common Stock, 2,535,600 Shares underlying the Warrants, 1,483,137 Shares issuable upon conversion of the Series E Preferred Stock, 995,456 Shares issuable upon conversion of the Series F Preferred Stock and 1,853,617 Shares issuable upon conversion of the Series G Preferred Stock, which Shares are all subject to this Prospectus. See "Plan of Distribution and Selling Shareholders." The Company's principal executive offices are located at 3006 Longhorn Boulevard, Suite 107 Austin, Texas 78758 and its telephone number is (512) 339-5020.


         This offering is not being underwritten. The Selling Shareholders directly, through agents designated by them from time to time or through dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchanges or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus. See "Plan of Distribution and Selling Shareholders."

         The Company will receive the proceeds from the exercise of the Warrants, but will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to pay substantially all of the expenses of this offering (other than commissions and discounts of underwriters, dealers or agents), which are estimated at $44,615. The Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution and Selling Shareholders."

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution and Selling Shareholders."

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.


         The Common Stock is traded and quoted on the OTC Bulletin Board under the symbol "SIDT". On June 16, 1998, the closing price of the Common Stock as reported on the OTC Bulletin Board was $ 0.37 per share.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is June __, 1998.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Materials filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Common Stock is included in the OTC Bulletin Board under the symbol "SIDT." Reports, proxy and information statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at
(800) 638-8241.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

              (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

              (2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

              (3) The Company's Current Report on Form 8-K, dated January 20, 1998.

              (4) The Company's Current Report on Form 8-K, dated February 11, 1998.

              (5) The Company's Current Report on Form 8-K, dated May 8, 1998.

         All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed in writing or by telephone to SI Diamond Technology, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, Attention: Corporate Secretary (Telephone: (512) 339-5020).

                               RECENT DEVELOPMENTS

         On May 8, 1998, the Company closed a transaction to sell the majority of the operating assets of its Diamond Tech One, Inc. ("DTO") subsidiary for a total purchase price of $2.2 million, of which $1.8 million was payable at the closing and the remaining $400,000 was deposited into escrow. A portion of the escrowed amount will be released upon the settlement, by the Company, of certain litigation between DTO and Alpine Microsystems, Inc. The balance will be released in 120 days. The litigation involves a breach of contract claim by Alpine Microsystems, Inc. The Company believes settlement negotiations will be completed within the next two or three months. The purchaser of these assets will also assume the building lease on the DTO facility. The Company will retain the remaining assets, including all cash, accounts receivable, certain equipment identified as excess, certain intangibles, and all liabilities. The Company expects to record a gain on the sale of these assets of approximately $700,000 in the quarter ended June 30, 1998. The remaining assets of DTO that have been retained by the Company are insignificant, with the exception of the intangible assets. While these intangible assets have no book value, they may have significant market value. The Company intends to seek buyers or licensees for these intangible assets.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto incorporated by reference in this prospectus. Unless the context otherwise requires, as used herein, the term "SI Diamond" or the "Company" refers to SI Diamond Technology, Inc. and its subsidiaries.

                                  THE OFFERING


         This prospectus relates to 15,803,168 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of SI Diamond Technology, Inc., a Texas corporation (the "Company"), which may be offered for sale by certain shareholders of the Company (the "Selling Shareholders") from time to time. The Shares offered for sale are: (1) presently outstanding, (2) underlie certain existing warrants to purchase Common Stock (the "Warrants"), (3) are issuable upon conversion of outstanding shares of the Company's Series E Preferred Stock, (4) are issuable upon conversion of outstanding shares of the Company's Series F Preferred Stock or (5) are issuable upon conversion of outstanding shares of the Company's Series G Preferred Stock. As of June 16, 1998, there were 8,935,358 outstanding Shares of the Company's Common Stock , 2,535,600 Shares underlying the Warrants 1,483,137 Shares issuable upon conversion of the Series E Preferred Stock, 995,456 Shares issuable upon conversion of Series F Preferred Stock and 1,853,617 Shares issuable upon conversion of the Series G Preferred Stock, which Shares are all subject to this Prospectus. See "Plan of Distribution and Selling Shareholders."


                              PLAN OF DISTRIBUTION


         This offering is not being underwritten. The Selling Shareholders directly, through agents designated by them from time to time or through dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchanges or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution and Selling Shareholders."


         The Company will receive the proceeds from the exercise of the Warrants, but will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The Company has agreed to pay substantially all of the expenses of this offering (other than commissions and discounts of underwriters, dealers or agents), which are estimated at $44,615. The Company has agreed to indemnify certain of the Selling Shareholders against certain civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution and Selling Shareholders."

                          SHARES CONVERTED AT DISCOUNT

         Shares of the Company's Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are convertible into the Company's Common Stock at prices which are at a discount to prevailing market prices at the time of conversion into the Company's Common Stock as described in the appropriate subsections of "Plan of Distribution and Selling Shareholders." Sales or offers to sell shares of Common Stock converted from these series of the Company's Preferred Stock could adversely affect the price of and market for the Common Stock.




                      SELLING SHAREHOLDERS AS UNDERWRITERS

         The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution and Selling Shareholders."

                                  RISK FACTORS

         See "Risk Factors" beginning on page 7 of this Prospectus for a discussion of certain factors related to the Company and the Common Stock offered hereby.

                                  RISK FACTORS

         The Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information contained in this Prospectus in evaluating an investment in the shares of Common Stock offered hereby.

EARLY STAGE OF DFE PRODUCT DEVELOPMENT; NO DFE PRODUCT REVENUES; DFE PRODUCT UNCERTAINTY

         The Company's Diamond Field Emission ("DFE") technology and products resulting therefrom will require significant additional development, engineering, testing and investment prior to commercialization. These costs are currently unquantifiable but are expected to be in excess of $5,000,000. Prior to incurring these costs the Company intends to locate a strategic partner to fund the majority of these costs. There is no guarantee, however, that these estimates will reflect the actual costs incurred. The Company's leading potential DFE product is the Diamond Field Emission Lamp ("DFEL"). If the DFEL is successful, the Diamond Field Emission Display ("DFED") is also a possibility. There can be no assurance that either the DFEL or DFED will be successfully developed, be capable of being produced in commercial quantities on a cost-effective basis or be successfully marketed. Failure of the DFE and related products to generate significant revenue for the Company would constitute a material adverse effect on the Company's future financial viability and existence.

HISTORY OF OPERATING LOSSES; GOING CONCERN

         For the year ended December 31, 1997, the Company incurred a net loss of $6,320,901. For the years ended December 31, 1992, 1993, 1994, 1995, and
1996, the Company incurred net losses of $1,630,978, $7,527,677, $7,255,420,
$14,389,856 and $13,709,006, respectively. The Company expects to continue to incur additional operating losses for an extended period of time as it continues to develop products for commercialization, although it expects the magnitude of those losses to decrease. There can be no assurance that the Company will be profitable in the future. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that as of March 3, 1998, the Company has not yet achieved profitability, has a working capital deficit and must obtain additional financing to fund its ongoing operations. As a result, there is substantial doubt about the Company's ability to continue as a going concern. The Company's operations to date have been primarily financed by the proceeds from the sale of equity securities of the Company and from revenues generated from research and development conducted for third parties; although since the second quarter of 1994, revenues from commercial services and product sales have exceeded those earned through such research and development ("R&D") activities. In order to continue its transition from a contract research and development organization into a company with viable operations, the Company anticipates substantial product development expenditures for the foreseeable future.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

         The Company expects to incur substantial expenses for R&D, product testing, product marketing and administrative overhead. The Company expects these expenses to exceed $2.4 million annually. There is no guarantee, however, that these estimates will reflect the actual costs incurred. The majority of R&D expenditures are for development of the Company's DFE technology. Further, the Company believes that certain proposed products may not be available for commercial sale or routine use for a period of one to two years. Therefore, it is anticipated that the commercialization of the Company's existing and proposed products will require additional capital in excess of the Company's other current sources of funding. The combined effect of the foregoing may prevent the Company from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives which cannot be predicted with certainty, there may be substantial fluctuations in the Company's results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing and marketing require more funding than anticipated, the Company may be required to curtail its expansion and/or seek additional financing from other sources. The Company may seek such additional financing through the offer of debt or equity, joint venture financing, or any combination thereof at any time.

         It is anticipated that losses will continue throughout 1998 as the Company continues to fund the development of its DFE technology and its electronic billboard and related electronic display products. Significant sales from the DFE products are not anticipated in 1998. The Company expects revenue from its electronic billboard in the fourth quarter of 1998 and revenues from other display products in the second quarter of 1999. Full commercial development of the Company's DFE technology and electronic billboard and related electronic display will require additional funds that may not be available at the terms acceptable to the Company.

         The Company has developed a plan to allow it to maintain operations until the Company is able to sustain itself on its own revenue. In order to have time to implement this plan, the Company is dependent upon the continued cooperation of its creditors. Upon completion of the DTO transaction, the Company will have existing resources to enable it to maintain its planned operations for a period of approximately 30 to 45 days from the date of this filing. The Company expects to be able to obtain additional resources during this time period to enable it to complete the implementation of its plan.

         The Company's plan is primarily dependent on raising funds through strategic partners and debt offerings as well as raising revenues and reducing expenses. The Company expects to sell certain of DTO's intangible assets that are not being sold in the present transaction as well as to possibly sell some of the excess equipment not included in the present transaction. As a result of the reduction in operating activity related to the disposition of the DTO operating assets, the Company plans to significantly reduce other costs including selling, general, administrative, and interest cost. This reduction in costs would mean that the Company would require significantly reduced amounts of capital to fund its ongoing operations.

         On May 8, 1998, the Company closed a transaction to sell the majority of the operating assets of DTO for a total purchase price of $2.2 million, of which $1.8 million was payable at closing and the remaining $400,000 was deposited into escrow. The purchaser of the assets will also assume the building lease on the DTO facility. The Company will retain all cash, accounts receivable, certain equipment identified as excess, certain intangibles and all liabilities. See "Recent Developments."

         In addition, the Company is seeking additional strategic partners to invest in both its Electronic Billboard Technology, ("EBT") and Field Emission Picture Element Technology, Inc. ("FEPET"), subsidiaries to allow these subsidiaries to continue development of commercial products. It is anticipated that any such strategic partners would receive a minority interest in the subsidiaries of not more than 20% as a result of their investment. It is anticipated that the Company would remain a majority interest of at least 80% in each of these subdidiaries. It is the Company's plan that these investments would allow each of these subsidiaries to continue to develop their products and bring them to the level whereby each subsidiary is operating at break-even or better.

         This plan is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur which would cause certain assumptions on which this plan is based to be no longer valid. The Company's plan is primarily dependent on increasing revenues and raising additional funds through strategic partners and additional debt offerings. If adequate funds are not available from operations or additional sources of financing, the Company may have to reduce substantially or eliminate expenditures for R&D, testing and production of its products or obtain funds through arrangements with other entities that may require the Company to relinquish rights to certain of its technologies or products. Such results would materially and adversely affect the Company.

DEPENDENCE ON PRINCIPAL PRODUCTS

         The Company's DFE technology is an emerging technology. The financial condition and prospects of the Company are dependent upon market acceptance and sales of the Company's DFE products and its Electronic Billboard. Additional R&D needs to be conducted with respect to the DFE products and the Electronic Billboard before marketing and sales efforts can be commenced. Market acceptance of the Company's products will be dependent upon the perception within the electronics and instrumentation industries of the quality, reliability, performance, efficiency, breadth of application and cost-effectiveness of the products. There can be no assurance that the Company will be able to gain commercial market acceptance for its products or develop other products for commercial use.

COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE

         The display industry is highly competitive and is characterized by rapid technological change. The Company's existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for the Company's products. There can be no assurance that such products, processes or technologies will not render the Company's proposed products obsolete or less competitive. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. The Company will be required to devote substantial financial resources and effort to further R&D. There can be no assurance that the Company will successfully differentiate its products from its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

TECHNOLOGIES SUBJECT TO LICENSES

         As a licensee of certain research technologies, the Company has various license agreements with Microelectronics and Computer Technology Corporation ("MCC") and Diagascrown, Inc., wherein the Company has acquired rights to develop and commercialize certain research technologies. In certain cases, agreements require the Company to pay royalties on sale of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable, and to pay for the costs of filing and prosecuting patent applications. The Company's principal license agreement with MCC requires the Company to pay exclusivity fees under certain circumstances in order to maintain the Company's exclusive rights under the MCC Agreement. Each agreement is subject to termination by either party, upon notice, in the event of certain defaults by the other party. The payment of such royalties may adversely affect the future profitability of the Company.

NO ASSURANCE OF MARKET ACCEPTANCE

         Since its inception, the Company has focused its product development efforts on R&D of technologies that the Company believes will be a significant advance over currently available technologies. The Company has limited experience in manufacturing and marketing. The new management team that was put in place in 1996 has experience in manufacturing and marketing; however, with any new technology there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of the Company's products will depend, in part, on the Company's ability to convince potential customers of the advantages of such products as compared to competitive products, and will also depend upon the Company's ability to train manufacturers and others to use the Company's products. There can be no assurance that the Company will be able to successfully market its proposed products even if such products perform as anticipated.

LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

         The Company has no established commercial manufacturing facilities in the areas in which it is conducting its principal research. Its existing manufacturing, while related, would not directly support manufacturing of the proposed new products. The new management team that was put in place has commercial manufacturing and marketing experience; however, the Company will be required to either employ additional qualified personnel to establish manufacturing facilities or enter into appropriate manufacturing agreements with others. There is no assurance that the Company will be successful in attracting experienced personnel or financing the cost of establishing commercial manufacturing facilities, if required, or be capable of producing a high quality product in quantity for sale at competitive prices.

MARKETING AND SALES UNCERTAINTIES

         There can be no assurance that the DFE related products or the Electronic Billboard will be successfully developed or that such products will be commercially successful. The Company intends to establish a sales organization to promote, market, and sell its products. To develop a sales organization will require significant additional expenditures, management resources and training time. There can be no assurance that the Company will be able to establish such a sales organization.

UNPROVEN TECHNOLOGY; NEED FOR SYSTEM INTEGRATION

         In order to prove that the Company's technologies work and can produce a complete product, the Company must ordinarily integrate a number of highly technical and complicated subsystems into a fully-integrated prototype. There can be no assurance that the Company will be able to successfully complete the development work on any of its proposed products or ultimately develop any marketable products.

DEPENDENCE UPON GOVERNMENT CONTRACTS

         A significant portion of the Company's revenues has been derived from contracts with agencies of the United States government. In the years ended December 31, 1992, 1993, 1994, 1995, 1996, and 1997, such contracts accounted for approximately $930,000, $1,147,000, $820,000, $1,009,000, $2,869,000 and
$854,000, respectively, or approximately 99%, 89%, 41%, 33%, 50% and 24% of the Company's total revenues for each of those periods. The Company's contracts involving the United States government are or may be subject to various risks, including unilateral termination for the convenience of the government, reduction or modification in the event of changes in the government's requirements or budgetary constraints, increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts, risks of potential disclosure of the Company's confidential information to third parties, the failure or inability of the prime contractor to perform its prime contract in circumstances where the Company is a subcontractor, the failure of the government to exercise options provided for in the contracts and the exercise of "march-in" rights by the government. March-in rights refer to the right of the government or government agency to exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The programs in which the Company participates may extend for several years but are normally funded on an annual basis. The Company currently, however, has no significant commitment for any government funding beyond December 31, 1997, and intends to seek only government funding that directly relates to projects associated with achievement of its strategic objectives. To the extent that the Company is unable to obtain funding from alternate sources, this will adversely affect the Company's ability to continue to perform R&D on its existing and proposed products.

PATENTS AND OTHER INTELLECTUAL PROPERTY

         The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded, has filed applications for or has been licensed technology under numerous patents, there can be no assurance as to the degree of protection offered by these patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, have not or will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. There can also be no assurance that competitors will not intentionally or unintentionally infringe the Company's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to the Company. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Although third parties have not asserted infringement claims against the Company, there can be no assurance that third parties will not assert such claims in the future. Claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. While the Company has attempted to protect proprietary technology it may develop or acquire and will attempt to protect future developed proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend more upon further innovation and technological expertise.

AVAILABILITY OF MATERIALS AND DEPENDENCE ON SUPPLIERS

         It is anticipated that materials to be used by the Company in producing its future products will be purchased by the Company from outside vendors and, in certain circumstances, the Company may be required to bear the risk of material price fluctuations. It is anticipated by the Company's management that the majority of raw materials to be used in products to be manufactured by the Company will be readily available. However, there can be no assurance that such materials will be available in the future or if available will be procurable at prices which will be favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

         The future success of the Company will depend in large part on its ability to attract and retain highly qualified scientific, technical and managerial personnel. Other than the executive officers of the Company these key personnel include Drs. Richard Fink, Ronald Robinder and Zhidan Tolt. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain all personnel necessary for the development of its business. In addition, much of the know-how and processes developed by the Company reside in its key scientific and technical personnel and such know-how and processes are not readily transferable to other scientific and technical personnel. The Company does not maintain key man insurance on any of its executive officers or other key technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on the Company.

CONCENTRATION OF OWNERSHIP

         Officers, directors and principal shareholders of the Company own, or have the power to vote, in the aggregate, approximately 22% of the voting stock of the Company on an "as converted" basis. Due to the relatively large number of shares owned by these shareholders and certain provisions of the Company's Amended and Restated Articles of Incorporation ("the Restated Articles") and Bylaws, it may be difficult for other shareholders to cause a change in control of the Company or effect other fundamental corporate transactions if officers, directors and principal shareholders were to act as a group.

VOLATILITY OF MARKET FOR SHARES

         The market price of the Shares, like that of the common stock of many emerging technology companies has fluctuated significantly in recent years and will likely continue to fluctuate in the future. The price of such securities currently rises and is expected to continue to rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance. In the event that the Company achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings. The failure of the Company's earnings to meet analysts' expectations could result in a significant rapid decline in the market price of the Company's Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies. Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

SHARES CONVERTED AT DISCOUNT

         Shares of the Company's Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are convertible into the Company's Common Stock at prices which are at a discount to prevailing market prices at the time of conversion into the Company's Common Stock as described in the appropriate subsections of "Plan of Distribution and Selling Shareholders." Sales or offers to sell shares of Common Stock converted from these Series of the Company's Preferred Stock could adversely affect the price of and market for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


         As of June 16, 1998, there were 38,660,657 shares of Common Stock outstanding, of which 27,982,498 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company. As of that date, the remaining shares of Common Stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.


         The Registration Statement, of which this Prospectus is a part, pertains to 8,935,358 shares of Common Stock which are currently "restricted securities"; 2,535,600 shares of Common Stock which underlie existing Warrants; 1,483,137 shares of Common Stock which are issuable upon conversion of the Series E Preferred Stock; 995,456 shares of Common Stock which are issuable upon conversion of the Series F Preferred Stock; and, 1,853,617 shares of Common Stock which are issuable upon conversion of the Series G Preferred Stock. The Company is obligated to maintain the effectiveness of the Registration Statement for varying periods of time, pursuant to separate agreements with certain groups of the Selling Shareholders. As of June 16, 1998, the Company is additionally obligated to register an additional 1,230,130 shares of its Common Stock which are currently "restricted securities" in certain circumstances.

         In addition to the shares of Common Stock which are outstanding as of June 16, 1998, 3,500,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option plans. Approximately 3,000,000 shares of Common Stock have also been reserved for issuance upon the exercise of Warrants that have been issued by the Company (2,535,600 of such shares have been registered in the Registration Statement). Additionally, 125,275 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series A Preferred Stock, 1,483,137 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series E Preferred Stock (the "Series E Shares"), 995,456 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series F Preferred Stock (the "Series F Shares") and 1,853,617 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series G Preferred Stock (the "Series G Shares").


         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

POSSIBLE ADVERSE EFFECT OF SALES BY SELLING SHAREHOLDERS ON THE MARKET FOR AND THE PRICE OF THE COMMON STOCK


         Upon registration in accordance with its obligations, the Selling Shareholders will be permitted to sell up to 15,803,168 shares of Common Stock (of which 2,535,600 are shares of Common Stock subject to issuance upon the exercise of certain Warrants; 1,483,137 are shares of Common Stock issuable upon conversion of the Series E Shares; 995,456 are shares of Common Stock issuable upon conversion of the Series F Shares and 1,853,617 are Shares of Common Stock issuable upon conversion of the Series G Shares). The shares (assuming the exercise of all Warrants and conversion of all the Series E Shares, Series F Shares and Series G Shares subject to the Registration Statement) represent approximately 34% of the shares of Common Stock outstanding on the date hereof. The Company will not receive any proceeds from sales of Shares held by such Selling Shareholders. The Company will receive the proceeds from the exercise of any Warrants to purchase Shares of Common Stock. Assuming the exercise of all Warrants which are subject to the Registration Statement of which this Prospectus is a part, the Company would receive approximately $5,560,000 from such exercises. The exercise prices of the Warrants range from $0.15 to $7.89 per share of the Company's Common Stock. It is unlikely that the Warrants will be exercised until the trading price of the Common Stock exceeds the exercise price of the Warrants, if at all.


         Sales of or offers to sell substantial blocks of Common Stock currently held by certain shareholders, or the perception by investors, investment professionals or securities analysts of the possibility that such sales may occur could adversely affect the price of and market for the Common Stock.

PRIOR AND SUPERIOR RIGHTS OF OTHER CLASSES OF CAPITAL STOCK

         The rights of holders of the Common Stock to receive dividends or other payments with respect thereto are subject to any prior and superior rights of holders of the Company's Preferred Stock. As of June 4, 1998, the Company had issued and outstanding 100 shares of its Series A Preferred Stock, 47 shares of its Series E Preferred Stock, 365 shares of its Series F Preferred Stock and 1700 shares of its

Series G Preferred Stock. Additionally, the Company has authorized 75,000 shares of Series C Preferred Stock and 90,000 shares of Series D Preferred Stock. No shares of Series C Preferred Stock or Series D Preferred Stock are currently outstanding. No current series of the Company's Preferred Stock has rights that are prior and superior to the Common Stock with respect to dividends. Additionally, only the holders of the Series A Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are entitled to a liquidation preference over the holders of the Common Stock. The Board of Directors, however, has the authority to provide for the issuance of additional shares of Preferred Stock in one or more additional series and such shares may, in the Board's discretion, have prior and superior rights to receive dividends or other payments with respect thereto. In light of its future capital requirements, the Company could issue shares of Preferred Stock at any time having such prior and superior rights. See "Description of Capital Stock".

LACK OF DIVIDENDS

         The Company has never paid cash dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company.

ANTITAKEOVER EFFECTS

         The Company's Restated Articles and Bylaws contain a number of provisions which could make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult. Among other things, (i) the Board is authorized to issue series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt; (ii) the Board of Directors is divided into three classes of directors, with the result that approximately one-third of the Board of Directors are elected each year; (iii) except in limited circumstances, no shares of the Company's Preferred Stock may be issued or sold to any officer or director of the Company or any shareholder owning more than five percent (5%) of the Company's Common Stock without the affirmative vote of a majority of the disinterested shareholders of the Company; and (iv) holders of Series C and Series D Preferred Stock have the right to acquire additional shares in certain circumstances where the voting power of such holders would be diluted. See "Description of Capital Stock--Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law."

LIMITATION OF REMEDIES; INDEMNIFICATION

         The Company's Restated Articles provide that a director of the Company will only be liable to the Company for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and
(v) acts relating to unlawful stock purchases or payments of dividends. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by its directors. The Bylaws also provide that, under certain circumstances, the Company will indemnify its officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing. Shareholders who have questions concerning the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act , and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the uncertainty of additional funding, the development of other technologies, the ability of the Company to acquire manufacturing facilities and marketing and sales expertise, the ability of the Company to attract and retain highly qualified personnel, as well as general market conditions and the degree and nature of competition. Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.

COMPUTER SYSTEMS/SOFTWARE -- YEAR 2000 ISSUES

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Based on a recent assessment, the Company determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. All of this software is prepackaged software that was purchased from outside vendors. These vendors all have upgrades available which correct the Year 2000 Issue. It is the Company's plan to purchase the upgraded software, where required, prior to December 31, 1998 to insure adequate time for implementation. The cost of these upgrades will be negligible and is not expected to have a material effect on the operations of the Company. If such upgrades were not installed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Company.

         The Company has determined that it is not vulnerable to a third party's failure to remediate its own Year 2000 Issues at either significant suppliers or large customers. The Company has also determined that it has no exposure or contingencies related to the Year 2000 Issue for the products it has sold.

                                 USE OF PROCEEDS

         The Selling Shareholders will receive all of the net proceeds from the sale of the Shares. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the exercise of the Warrants and such proceeds, if any, will be used for working capital. See "Plan of Distribution and Selling Shareholders." Assuming the exercise of all Warrants which are subject to the Registration Statement, of which this Prospectus is a part, the Company shall receive approximately $5,560,000 upon such exercise. The exercise prices of the Warrants range from $0.15 to $7.89 per share of the Company's Common Stock. It is unlikely that the Warrants will be exercised until the trading price of the Common Stock exceeds the exercise price of the Warrants, if at all.

                            PLAN OF DISTRIBUTION AND
                              SELLING SHAREHOLDERS

GENERAL

         The Company is filing the Registration Statement, of which this Prospectus is a part, to permit transactions with respect to certain shares of the Company's Common Stock, which are (1) currently "restricted securities" held by the Selling Shareholders, (2) issuable upon exercise of certain outstanding Warrants to purchase shares of the Company's Common Stock, or (3) issuable upon conversion of outstanding shares of the Company's Series E Preferred Stock, Series F Preferred Stock or Series G Preferred Stock. This offering is not being underwritten. The Selling Shareholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the OTC Bulletin Board or on any stock exchanges on which the shares may be listed in the future pursuant to and in accordance with the applicable rules of such exchanges. The selling price of the shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Further, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Common Stock.

         To the extent required by applicable law, the specific shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus. Resales or reoffers of the shares by the Selling Shareholders must be accompanied by the delivery of a copy of this Prospectus. Copies of this Prospectus shall be delivered to each Selling Shareholder after the Registration Statement, of which this Prospectus is a part, is declared effective. Each Selling Shareholder shall be subject to the anti-manipulative rules under Regulation M, promulgated pursuant to the Exchange Act.

         The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may also sell such shares pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts.

         There can be no assurance that the Selling Shareholders will sell any or all of the shares offered by them hereunder. The Company has filed the Registration Statement of which this Prospectus forms a part to comply with the exercise by the BEG Selling Shareholders, the Series E Selling Shareholders, the December 1995 Selling Shareholders, the GH Selling Shareholders, the Series F Selling Shareholders and the Series G Selling Shareholders (each as defined below) of demand registration rights granted to such Selling Shareholders, and to comply with certain "piggyback" registration rights granted to other Selling Shareholders.

AUGUST 1993 SELLING SHAREHOLDERS

         In August 1993, the Company issued 104,000 shares of its Common Stock in an exempt offering under Regulation D of the Securities Act to those shareholders identified in the Selling Shareholders Table as the August 1993 Selling Shareholders (the "August 1993 Selling Shareholders"). Each August 1993 Selling Shareholder was also issued one (1) Warrant for every two (2) shares of Common Stock that were purchased in this transaction. Warrants to purchase 52,000 shares of Common Stock were issued to the August 1993 Selling Shareholders. These Warrants are exercisable at $5.65 per share of Common Stock until June 30, 1998. The holders of these Shares and Warrants were granted "piggyback" registration rights in which the Company agreed to have the Common Stock held by the August 1993 Selling Shareholders, as well as the Common Stock underlying their Warrants, included in the Registration Statement and to cause such Registration Statement to become effective as soon as practicable.

EAST/WEST SELLING SHAREHOLDERS

         In February 1995, the shareholders identified in the Selling Shareholders Table as the East/West Selling Shareholders (the "East/West Selling Shareholders") acquired 1,500,150 shares of Common Stock. The Company granted "piggyback" registration rights to the East/West Selling Shareholders with respect to such Shares in the event of the registration of any of the Company's equity securities, except in certain circumstances, and agreed to keep any such registration with respect to the East/West Selling Shareholders effective for a period of at least six months. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the East/West Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each East/West Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the East/West Selling Shareholders to the Company.

BEG SELLING SHAREHOLDERS

         Effective June 20, 1995, the shareholders identified in the Selling Shareholders Table as the BEG Selling Shareholders (the "BEG Selling Shareholders") acquired 1,097,908 shares of the Company's Common Stock in an exempt transaction under Regulation D. Pursuant to the Subscription Agreement and Purchaser Questionnaires with respect to such transactions, the Company was required to file the Registration Statement with respect to the Common Stock acquired by the BEG Selling Shareholders and keep such Registration Statement effective for a period of three (3) years. The Company agreed to pay all of the expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the BEG Selling Shareholders and any underwriters they utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each BEG Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the BEG Selling Shareholders to the Company.

         Marc W. Eller became a director of the Company on November 15, 1995, and the Company's Chairman of the Board and Chief Executive Officer on July 26, 1996. Mr. Eller was also the vice president and chairman of the board of BEG Enterprises, Inc., a former BEG Selling Shareholder which has assisted the Company within the past three years in its capital raising activities. Ronald J. Berman, the president of BEG Enterprises, Inc. is also a director of the Company.

THE DECEMBER 1995 SELLING SHAREHOLDERS

         Effective December 1995, the shareholders identified in the Selling Shareholders Table as the December 1995 Selling Shareholders (the "December 1995 Selling Shareholders") acquired 287,919 shares of the Company's Common Stock in an exempt transaction. Upon demand by the December 1995 Selling Shareholders, the Company was required to file the Registration Statement with respect to the Shares acquired by such Selling Shareholders and keep such Registration Statement effective for a period of three (3) years. 28,792 shares of Common Stock underlying certain Warrants issued to the December 1995 Selling Shareholders are also included in the Registration Statement, of which this Prospectus is a part. These Warrants are exercisable at a price of $6.30 per share until April 19, 1999. The Company agreed to pay all of the expenses in the preparation of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the December 1995 Selling Shareholders and any underwriters they utilize against certain civil liabilities, including liabilities arising under the Securities Act.

SERIES E SELLING SHAREHOLDERS

         Effective in January 1996, the shareholders listed in the Selling Shareholders Table as the Series E Selling Shareholders (the "Series E Selling Shareholders") acquired 1190 shares of the Company's Series E Preferred Stock in an exempt transaction pursuant to Regulation D of the Securities Act. Swartz Investments, Inc., assisted the Company as placement agent for the Series E Preferred Stock. As part of this transaction, Swartz received Warrants to purchase 144,792 shares of the Company's Common Stock at $7.89 per share. These warrants expire on January 7, 2002. Swartz allocated these warrants among certain of its principals and employees. These include Messrs. Swartz, Kendricks, Hathorn, Bury, Bronnum, Hopkins, Krusen, Peteler and Bradford and Enigma Investments Limited.

         Subject to adjustment in certain circumstances (discussed below), each share of Series E Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the original issue price (10,000) of the Series E Preferred Stock (the "Series E Issue Price") plus an amount equal to 8% of the Series E Issue Price per annum from the date the escrow agent first had in its possession the funds representing payment of the Series E Preferred Stock to the conversion date by (ii) $1.50. Any shares of Series E Preferred Stock outstanding on January 15, 1999, shall be automatically converted into the Company's Common Stock on such date.

         Notwithstanding the preceding paragraph, beginning with April 1997, where the average of the closing bid prices of the Company's Common Stock for all trading days for such calendar month is less than $1.00, the Company shall, upon notice by the Series E Selling Shareholders, redeem shares of the Series E Preferred Stock held by each holder in an amount equal to the lesser of (i) 7% of the aggregate shares of Series E Preferred Stock held by such holder as of April 21, 1997 or (ii) all shares of Series E Preferred Stock then held by such holder.

         Except pursuant to the automatic conversion of the Series E Preferred Stock on January 15, 1999, in no event shall any Holder be entitled to convert shares of Series E Preferred Stock which, upon conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by a Holder and its affiliates shall include the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon conversion of the remaining unconverted portion of the Series E Preferred Stock beneficially owned by such Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, "beneficial ownership" shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

         The Company agreed at the time of sale of the Series E Preferred Stock to register pursuant to the Registration Statement the shares of Common Stock
(i) issuable upon conversion of the Series E Preferred Stock as determined at the time of such registration and (ii) upon exercise of the Swartz Warrants, and to keep such Registration Statement effective until sixty (60) days after all shares of Series E Preferred Stock shall have been converted. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the Series E Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the

Securities Act. In addition, each Series E Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the Series E Selling Shareholders to the Company.

GH SELLING SHAREHOLDERS

         GH Securities, Ltd. ("GH") was issued 219,149 Warrants for its services as placement agent in connection with the Company's offerings under Regulation S of the Securities Act in August, September, October and November 1993. In February 1996, these 219,149 Warrants were repriced and reissued to GH at an exercise price of $3.90 per share and the exercise period was extended by one year. 169,754 of these Warrants expired in 1997 and the remaining 49,395 Warrants expire in 1999. Also in February 1996, the Company issued GH 150,000 Warrants in connection with a Regulation S offering by the Company in September 1994, which Warrants are exercisable at $3.90 per share until February 21, 1999, and an additional 60,000 Warrants for the termination of certain contractual obligations arising out of the Company's initial public offering in early 1993, which Warrants are exercisable at $6.50 per share until February 21, 1999. The Company also issued 55,000 Warrants in February 1996 to a former advisor of the Company, which Warrants are exercisable at $5.50 per share until February 21, 1999. In connection with these transactions of the Company in February 1996, the Shareholders identified in the Selling Shareholders Table as the GH Selling Shareholders (the "GH Selling Shareholders") entered into a Rights Agreement in which the Company gave demand registration rights to the GH Selling Shareholders. The Company agreed to use its best efforts to file the Registration Statement, of which this Prospectus is a part, with respect to the Shares and the Shares underlying certain Warrants held by the GH Selling Shareholders and to cause such Registration Statement to become effective and remain effective for a period of three (3) years. The Company agreed to pay all of the expenses in the preparation for the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the GH Selling Shareholders and any underwriters they utilized against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each GH Selling Shareholder agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the GH Selling Shareholders to the Company.

         GH and David M. Klausmeyer, a former Director and advisor to the Board of Directors of the Company, have assisted the Company within the past three years with its capital raising activities.

NOTE WARRANT SELLING SHAREHOLDERS

         As of October 31, 1996, Diamond Tech One, Inc. ("DTO"), a wholly-owned subsidiary of the Company, borrowed a total of $1,000,000 from the persons or entities identified in the Selling Shareholder Table as the Note Warrant Selling Shareholders (the "Note Warrant Selling Shareholders"). In addition, the Company granted Warrants to each Note Warrant Selling Shareholder to purchase 50,000 shares of the Company's Common Stock at $1.00 per share at any time until June 1, 1998. These Warrants were issued in an exempt transaction under Regulation D of the Securities Act. 100,000 of these Warrants have been exercised for Shares of the Company's Common Stock. Under the terms of the agreement with the Note Warrant Selling Shareholders, the Company granted each of these shareholders additional warrants to purchase up to 50,000 shares of the Company's Common Stock on the same terms as those of the original grant of Warrants to the Note Warrant Selling Shareholders.

         The Company also agreed that within 15 days of the issuance date of the Warrants to the Note Warrant Selling Shareholders it would file a Registration Statement, of which this Prospectus is a part, to include the shares of Common Stock underlying these Warrants.

SERIES F SELLING SHAREHOLDERS

         Effective in March 1997, the shareholders listed in the Selling Shareholders Table as the Series F Selling Shareholders (the "Series F Selling Shareholders") acquired 1700 shares of the Company's Series F Preferred Stock in an exempt transaction pursuant to Regulation D of the Securities Act.

         Each share of Series F Preferred Stock is convertible into that number of shares of Common Stock determined by dividing (i) the original issue price of the Series F Preferred Stock (the "Series F Issue Price") plus an amount equal to 4% of the Series F Issue Price per annum from the date the Series F Preferred Stock was issued to the conversion date by (ii) the Series F Conversion Price (the "Series F Conversion Price").

         The Company and the Series F Preferred Stock shareholders reached a new agreement in March 1998 ("The Series F March 1998 Agreement") whereby the Series F Preferred Stock shareholders are allowed to convert one-sixth of the number of Series F Preferred Stock held as of March 17, 1998, in each of the months from March 1998 through August 1998. The Series F Conversion Price for each month shall be the average closing bid price of the Company's Common Stock for the preceding month, except that the Series F Conversion Price for March 1998 shall be $0.15. The Company has the right to redeem the Series F Preferred Stock for 107.5% of the original purchase price. If a holder of Series F Preferred Stock does not exercise his right to convert any one-sixth portion of the Series F Preferred Stock held by such holder in any month between March 17 and August 31, 1998, such holder may, in addition to the one-sixth portion for such month, at any time prior to August 31, 1998, submit a conversion notice for such prior months' portion or portions which haven ot been converted at the same price as would have applied should such one-sixth portion or portions been converted pursuant to the terms of the Series F Preferred Stock. However, after August 31, 1998, the Holder of any left over one-sixth portions of Series F Preferred Stock which were not converted prior to August 31, 1998, may convert any such one-sixth portion or portions (with a maximum of one-sixth of the share originally held being converted per month) at the Series F Conversion Price that is equal to the average of the closing bid price for the calendar month prior to the date of receipt of the conversion notice relating to such portion converted after August 31, 1998.

         The Company agreed in the Series F March 1998 Agreement to register pursuant to the Registration Statement the shares of Common Stock issuable upon conversion of the Series F Preferred Stock as determined at the time of such registration, to keep such Registration Statement effective for two (2) years and to register not less than 150% of the number of shares into which the Series F Preferred Stock is convertible on the date of filing of the Registration Statement of which this Prospectus is a part. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the Series F Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each Series F Selling Shareholder agreed to indemnify the Company against civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the Series F Selling Shareholders to the Company.

SERIES G SELLING SHAREHOLDERS

         Effective in June 1997, the shareholders listed in the Selling Shareholders Table as the Series G Selling Shareholders (the "Series G Selling Shareholders") acquired 1700 shares of the Company's Series G Preferred Stock in an exempt transaction pursuant to Regulation D of the Securities Act.

         Subject to adjustment in certain circumstances, each share of Series G Preferred Stock is conver tible into that number of shares of Common Stock determined by dividing (i) the original issue price of the Series G Preferred Stock (the "Series G Issue Price") plus an amount equal to 10% of the Series G Issue Price per annum from the date the Series G Preferred Stock was issued to the conversion date by (ii) $1.00.

         In addition to the shares of Series G Preferred Stock issued in this offering, the Series G Selling Shareholders also received Warrants to purchase an aggregate of 850,000 shares of the Company's Com mon Stock at $1.00 per share which expire in August 2002.

         The Company agreed at the time of sale of the Series G Preferred Stock to register pursuant to the Registration Statement the shares of Common Stock issuable upon conversion of the Series G Preferred Stock as determined at the time of such registration and to keep such Registration Statement effective for one (1) year. Additionally, the Company agreed to pay all of the expenses incident to the preparation and filing of the Registration Statement (other than commissions and discounts of any underwriters, dealers or agents). The Company also agreed to indemnify the Series G Selling Shareholders and any underwriters they may utilize against certain civil liabilities, including liabilities arising under the Securities Act. In addition, each Series G Selling Shareholder agreed to indemnify the Company against civil liabilities, including liabilities under the Securities Act, with respect to written information furnished by the Series G Selling Shareholders to the Company.



OTHER SELLING SHAREHOLDERS

         The Company has agreed to give the shareholders listed herein as the Other Selling Shareholders (the "Other Selling Shareholders") "piggyback" registration rights regarding shares underlying certain Warrants and Shares held by these holders. These Warrants and Shares were acquired in transactions exempt from the Securities Act. Pursuant to these "piggyback" rights, the Company agreed to use its best efforts to have the Common Stock and the Common Stock issuable upon the exercise of these Warrants included in the Registration Statement, of which this Prospectus is a part. Mr. Kravetz, Columbus Asset Management, Inc. and BEG Enterprises, Inc. have each assisted the Company with its capital raising activities. Lawrence I. Kravitz has 105,587 Warrants at prices ranging from $3.90 to $6.78 per share, which Warrants all expire on February 1, 1999. BEG Enterprises, Inc. has 65,034 Warrants, of which 50,000 are exercisable at $6.30 per share and 15,034 are exercisable at $7.89 per share and all of which expire on January 7, 2000. Columbus Asset Management, Inc. has 20,000 Warrants at $5.45 per share which expire on August 7, 1998. Katherine D. Banks has 95,000 Warrants, 35,000 of which are exercisable at $2.000 per share and expire on October 23, 2006 and 60,000 which are exercisable at $1.00 per share and expire on July 2, 2002. Market Pathways has 205,000 Warrants, 125,000 of which are exercisable at $0.68750 per share and which expire on October 1, 1998, 40,000 of which are exercisable at $1.03125 per share and which expire on April 1, 1999, and 40,000 of which are exercisable at $1.375 per share and which expire on October 1, 1999. John Palmer and H. Marcia Smolen have 7,500 Warrants each at $1.00 per share which expire on July 2, 2002. Valassis Enterprises, Inc. has 600,000 Warrants at $0.15 per share which expire in May 2003.

SELLING SHAREHOLDERS

         This Prospectus covers offers from time to time of the shares of Common Stock owned by the Selling Shareholders. Set forth below are the names of the Selling Shareholders as well as (i) the number of shares of Common Stock, (ii) the number of shares of Common Stock underlying existing Warrants, (iii) the number of shares of Common Stock issuable on conversion of the Company's Series E Preferred Stock, (iv) the number of shares of Common Stock issuable upon conversion of the Company's Series F Preferred Stock and (v) the number of shares of Common Stock issuable upon conversion of the Company's Series G Preferred Stock held as of the date of this Prospectus by the Selling Shareholders, which are also the numbers of Shares which may be offered for sale by each Selling Shareholder from time to time pursuant to this Prospectus. Because the Company does not know how many Shares may be sold by the Selling Shareholders pursuant to this Prospectus, no estimate can be given as to the number of the Shares that will be held by the Selling Shareholders upon termination of this offering.


                           SELLING SHAREHOLDERS TABLE

                                                                                      NUMBER OF SHARES
                                                                                       OF COMMON STOCK
                                                                                        ISSUABLE UPON
                                                                                        CONVERSION OF
                                                                                          SERIES E
                                                                                      PREFERRED STOCK,
                                                                                          SERIES F
                                        NUMBER OF SHARES        NUMBER OF SHARES      PREFERRED STOCK
                                            OF COMMON               OF COMMON          AND SERIES G
                                         STOCK HELD AND         STOCK UNDERLYING      PREFERRED STOCK     PERCENTAGE OF INTERESTS
                                        OFFERED PURSUANT        WARRANTS OFFERED      OFFERED PURSUANT       PRIOR TO ANY SALES
                                            TO THIS              PURSUANT TO THIS          TO THIS          MADE PURSUANT TO THIS
            SHAREHOLDER                    PROSPECTUS               PROSPECTUS          PROSPECTUS(1)           PROSPECTUS(2)
            -----------                 ----------------        -----------------     ----------------    -----------------------
AUGUST 1993 SELLING SHAREHOLDERS
How & Co................................                               7,500                                        *
Barry Kitt..............................                               4,000                                        *
Gilbert Kitt............................                               4,000                                        *
Barney Cacioppo.........................     6,000                     3,000                                        *
Peter and Ruth Medding..................                               2,500                                        *
Richard and Susan Goebel................                               2,000                                        *
Richard and Mary Pulciani...............                               2,000                                        *
Albert Vivo.............................                               2,000                                        *
Rocky and Genevieve Dazzo...............                               2,000                                        *
Ben Chilcutt............................                               2,000                                        *
Claus Fichte............................     4,000                     2,000                                        *
Ronald Cacioppo.........................                               1,000                                        *
James Cacioppo..........................                               1,000                                        *
John Church.............................                               1,000                                        *
Argon Electric..........................     2,000                     1,000                                        *
Robert Watt.............................                               1,000                                        *

                                                                                     NUMBER OF SHARES
                                                                                      OF COMMON STOCK
                                                                                       ISSUABLE UPON
                                                                                       CONVERSION OF
                                                                                         SERIES E
                                                                                     PREFERRED STOCK,
                                                                                         SERIES F
                                        NUMBER OF SHARES        NUMBER OF SHARES      PREFERRED STOCK
                                            OF COMMON               OF COMMON          AND SERIES G
                                         STOCK HELD AND         STOCK UNDERLYING      PREFERRED STOCK     PERCENTAGE OF INTERESTS
                                        OFFERED PURSUANT        WARRANTS OFFERED      OFFERED PURSUANT       PRIOR TO ANY SALES
                                            TO THIS              PURSUANT TO THIS          TO THIS          MADE PURSUANT TO THIS
            SHAREHOLDER                    PROSPECTUS               PROSPECTUS          PROSPECTUS(1)           PROSPECTUS(2)
            -----------                 ----------------        -----------------     ----------------    -----------------------

Sheldon Solomon Trust...................     2,000                     1,000                                        *
Susan Oelsen............................                               2,000                                        *
Suzanne Kibort..........................     2,000                     1,000                                        *
George and Emma Kienberger..............     2,000                     1,000                                        *
Steven Tsengas..........................                               1,000                                        *
Malcolm Thomas..........................                               1,000                                        *
Bruce Sabel.............................     2,000                     1,000                                        *
Gary Wright.............................                               1,000                                        *
Richard Browning Trust..................     2,000                     1,000                                        *
Richard Hutter..........................                               1,000                                        *
L.P. David Orosz........................     2,000                     1,000                                        *
Ansford Party Ltd.......................                               1,000                                        *
Ranleigh Party Ltd......................                               1,000                                        *

EAST/WEST SELLING SHAREHOLDERS
BDM Federal, Inc........................   111,140                                                                  *

BEG SELLING SHAREHOLDERS
Bernice Berman..........................    41,841                                                                  *
David Honigman..........................   104,602                                                                  *
Norine H. Kielson Trust.................    20,920                                                                  *
RSP 3, L.P..............................     3,000                                                                  *
Kaye Honigman Singer....................    83,682                                                                  *
Robert A. Sprotte Money Purchase
    Plan................................    11,920                                                                  *
Robert A. Sprotte IRA...................     4,500                                                                  *
Sherry L. Sprotte IRA...................     4,500                                                                  *


DECEMBER 1995 SELLING SHAREHOLDERS
Dr. Hal & Margaret Bozof................     4,000                       400                                        *
Gloria D. Freer.........................     5,000                       500                                        *
Gary and Cheryl Kaplan..................     3,000                       300                                        *
Dr. Alan P. Lightman....................     4,000                       400                                        *
Dr. David Lightman......................     4,000                       400                                        *
Combined Turner Children's Trust........     3,000                       300                                        *
RSP 3, L.P..............................                               7,920                                        *
Pinnacle Fund, L.P......................                              10,000                                        *


                                                                                      NUMBER OF SHARES
                                                                                       OF COMMON STOCK
                                                                                        ISSUABLE UPON
                                                                                        CONVERSION OF
                                                                                          SERIES E
                                                                                      PREFERRED STOCK,
                                                                                          SERIES F
                                        NUMBER OF SHARES        NUMBER OF SHARES      PREFERRED STOCK
                                            OF COMMON               OF COMMON          AND SERIES G
                                         STOCK HELD AND         STOCK UNDERLYING      PREFERRED STOCK     PERCENTAGE OF INTERESTS
                                        OFFERED PURSUANT        WARRANTS OFFERED      OFFERED PURSUANT       PRIOR TO ANY SALES
                                            TO THIS              PURSUANT TO THIS          TO THIS          MADE PURSUANT TO THIS
            SHAREHOLDER                    PROSPECTUS               PROSPECTUS          PROSPECTUS(1)           PROSPECTUS(2)
            -----------                 ----------------        -----------------     ----------------    -----------------------

Michael S. Blechman Family Trust........    38,100                    3,810                                        *
Rock Financial Corporation..............                              4,762                                        *

SERIES E SELLING SHAREHOLDERS
Leonardo, L.P...........................   755,245                                       189,010                2.43%
Nelson Partners.........................                                                 315,480                   *
Olympus Securities, Ltd.................                                                 315,480                   *
Raphael, L.P............................   287,623                                       379,757                1.71%
AG Super Fund Int'l Partners............   188,952                                        94,505                   *
GAM L.P.................................    98,007                                        94,505                   *
LaRocque Trading Group LLC..............                                                  94,400                   *
Eric S. Swartz..........................                             55,702                                        *
Michael C. Kendrick.....................                             55,702                                        *
P. Bradford Hathorn.....................                              5,000                                        *
Lance T. Bury...........................                              5,000                                        *
Dwight B. Bronnum.......................                              1,500                                        *
Robert L. Hopkins.......................                              1,500                                        *
Charles Krusen..........................                              4,867                                        *
Enigma Investments Limited..............                              1,521                                        *
David K. Peteler........................                              3,000                                        *
S. Edward Bradford......................                             11,000                                        *

GH SELLING SHAREHOLDERS
GH Securities, Ltd......................                            259,395                                        *
David M. Klausmeyer.....................                             55,000                                        *

NOTE WARRANT SELLING SHAREHOLDERS
Michael S. Blechman Family Trust........    50,000                   40,000                                        *
N. Martin Co............................    50,000                                                                 *

SERIES F SELLING SHAREHOLDERS
Thomas Kernaghan & Co. Limited.......... 1,556,179                                       823,638                6.03%
Stanley B. Dickson......................   313,324                                       171,818                1.25%


SERIES G SELLING SHAREHOLDERS
William W. Gow..........................                             50,000              109,644                   *
John Green Company......................                             50,000              109,589                   *
SCG Cellular, Inc.......................                             25,000               54,726                   *
James G. Petcoff........................                             25,000               54,712                   *
Mark S. Wagner..........................                             25,000               54,685                   *

                                                                                      NUMBER OF SHARES
                                                                                      OF COMMON STOCK
                                                                                       ISSUABLE UPON
                                                                                       CONVERSION OF
                                                                                         SERIES E
                                                                                      PREFERRED STOCK,
                                                                                         SERIES F
                                        NUMBER OF SHARES        NUMBER OF SHARES      PREFERRED STOCK
                                            OF COMMON               OF COMMON          AND SERIES G
                                         STOCK HELD AND         STOCK UNDERLYING      PREFERRED STOCK     PERCENTAGE OF INTERESTS
                                        OFFERED PURSUANT        WARRANTS OFFERED      OFFERED PURSUANT       PRIOR TO ANY SALES
                                            TO THIS              PURSUANT TO THIS          TO THIS          MADE PURSUANT TO THIS
            SHAREHOLDER                    PROSPECTUS               PROSPECTUS          PROSPECTUS(1)           PROSPECTUS(2)
            -----------                 ----------------        -----------------     ----------------    -----------------------

Chris S. Lawson.........................                             25,000              54,685                    *
Steve Aiello............................                             25,000              54,685                    *
Pinnacle Fund, L.P......................                            100,000             218,575                    *
Daniel E. Cafolla.......................                             12,500              27,315                    *
Dan Cafolla & Associates, Inc.
    Profit Sharing Plan.................                             12,500              27,315                    *
J. Brad Carter, M.D.....................                             75,000             163,548                    *
J. Brad Carter, M.D. IRA Account........                             25,000              54,301                    *
Klaich Animal Hospital, Ltd.
    Amended Profit Sharing Plan.........                             50,000             109,014                    *
George F. Valassis......................                            100,000             217,589                    *
Peerless Distributing Company...........                             25,000              53,863                    *
ARA    .................................                             25,000              53,863                    *
Nicholas Marvin Living Trust............                            100,000             218,576                    *
Michael Scott Bleckman
    Family Trust........................                            100,000             216,932                    *


OTHER SELLING SHAREHOLDERS
Lawrence I. Kravetz.....................                            105,587                                        *
BEG Enterprises, Inc....................                             65,034                                        *
Columbus Asset Management, Ltd..........                             20,000                                        *
Katherine D. Banks......................                             95,000                                        *
Peter Moon..............................    20,625                                                                 *
The Investor Relations Company..........     3,000                                                                 *
Market Pathways.........................                            205,000                                        *
John E. Palmer..........................                              7,500                                        *
H. Marcia Smolens.......................                              7,500                                        *
Mary Ellery Calloway....................   250,000                                                                 *
Barry Kitt..............................   125,000                                                                 *
Gilbert Kitts...........................   125,000                                                                 *
Dr. Hal Bozof...........................   220,000                                                                 *
Felsenthal Investment Partnership.......   190,000                                                                 *
Pinnacle Fund, L.P...................... 2,531,198                                                              6.55%
Valassis Enterprises....................                            600,000                                     1.53%
Marshall Coles..........................    80,000                                                                 *
Frank Gyetvan...........................   100,000                                                                 *
Larry Bloch.............................    40,000                                                                 *
Sam Chawkin.............................   160,000                                                                 *
Cynthia Howard..........................    60,000                                                                 *
Edward Kaplan Insurance Trust...........   120,000                                                                 *
Dhevi Kumar.............................    60,000                                                                 *
Dr. Alan P. Lightman....................   200,000                                                                 *
Clayton Lightman........................   120,000                                                                 *
Dr. Linda Porterfield...................    60,000                                                                 *
Combined Turner Children's Trust........    40,000                                                                 *
Trust under the will of Virgil C.
    Vaughan.............................    60,000                                                                 *
Delta Traders...........................   200,000                                                                 *
Robert Berman Enterprises, Inc..........   400,000                                                                 *
                                        ----------              -----------           ----------              -------

    TOTAL............................... 8,935,358                2,535,600            4,332,210               34.38%


--------------------
*      Less than 1%

(1) The number of Shares of Common Stock issuable upon conversion of the Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock is subject to adjustment (upward or downward) based on fluctuations in the market price of the Common Stock. See "Description of Capital Stock--Preferred Stock--

       Series E Preferred Stock; --Series F Preferred Stock; --Series G Preferred Stock." The number of such shares included in this Prospectus and in the table is the number of shares into which the Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock were convertible as of June 16, 1998.


(2) This percentage was calculated including shares issuable upon the exercise of Warrants and conversion of Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, as applicable, into shares of the Company's Common Stock.


                          DESCRIPTION OF CAPITAL STOCK


         The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 2,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"). The Preferred Stock may be issued in series and currently consists of
(i) Series A Convertible Preferred Stock, (ii) Series C Preferred Stock, (iii) Series D Preferred Stock, (iv) Series E Preferred Stock, (v) Series F Preferred Stock and (vi) Series G Preferred Stock. At June 16, 1998, 38,660,657 shares of Common Stock, 100 shares of Series A Preferred Stock, 47 shares of Series E Preferred Stock, 365 shares of Series F Preferred Stock and 1,700 shares of Series G Preferred Stock were issued and outstanding. No shares of Series C Preferred Stock, or Series D Preferred Stock are currently outstanding. After giving effect to the conversion of the Series A Preferred Stock into 125,275 shares of Common Stock, the conversion of the Series E Preferred Stock into 1,483,137 shares of Common Stock, the conversion of the Series F Preferred Stock into 995,456 shares of Common Stock, and the conversion of the Series G Preferred Stock into 1,853,617 shares of Common Stock, there would be 43,118,142 shares of Common Stock issued and outstanding. Additionally, approximately 3,000,000 shares of Common Stock are reserved for issuance upon exercise of Warrants (including 2,535,600 Shares of Common Stock underlying certain Warrants included in this Prospectus) that have been issued by the Company, and 3,500,000 shares are reserved for issuance under the Company's stock option plans.


COMMON STOCK

         The holders of Common Stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the share holders, including the election of directors. All issued and outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is currently listed on the OTC Bulletin Board.

         Subject to any prior and superior rights of the Preferred Stock, the holders of Common Stock are entitled to receive dividends when, and if, declared by the Board of Directors from funds legally available therefor. Currently, no series of Preferred Stock has rights that are prior and superior to the Common Stock with respect to dividends.

         In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to receive, pro rata, any assets of the Company remaining after payment has been made in full to the holders of any series of Preferred Stock with a liquidation preference. Currently, only the holders of the Series A Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock are entitled to a liquidation preference, while the holders of Series C Preferred Stock and Series D Preferred Stock have no priority over the holders of Common Stock with respect to liquidation distributions.

PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series as may be established and designated from time to time by the Board of Directors by resolution. The voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of any series of Preferred Stock shall be as is stated in the resolution or resolutions of the Board of Directors that provides for the designation of such series. With the exception of shares issued pursuant to any duly adopted stock option plan of the Company, no shares of Preferred Stock may be issued to any officer or director of the Company or any shareholder who directly or indirectly owns greater than five percent (5%) of the issued and outstanding voting stock of the Company or any affiliate of such persons, without the affirmative vote of a majority in interest of the disinterested shareholders of the Company. Under the Texas Business Corporation Act, each series of Preferred Stock is entitled to vote as a class with respect to a proposed amendment to the Company's Restated Articles of Incorporation (the "Restated Articles") in certain circumstances.

Series A Preferred Stock

         There are currently issued and outstanding 100 shares of the Series A Preferred Stock, which is the total number currently authorized for issuance. Each outstanding share of the Series A Preferred Stock is currently convertible into 1252.75 shares of Common Stock, subject to adjustment in certain circum stances. Except as otherwise required by law, the holders of the Series A Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series A Preferred Stock is convertible. The holders of Series A Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the Common Stock based on the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock are entitled to receive the liquida tion price of $1,000 per share before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights as to the Series A Preferred Stock. Holders of Series A Preferred Stock also are entitled to share equally in any liquidation distributions to the holders of Common Stock based on the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series A Preferred Stock. Without the consent of all holders of Series A Preferred Stock, the Company may not alter any provision of (i) the Bylaws of the Company or (ii) the Restated Articles so as to adversely affect the rights of the holders thereof.

Series C Preferred Stock

         There are currently no outstanding shares of the Series C Preferred Stock. Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, subject to adjustment in certain circumstances. Except as otherwise required by law, the holders of the Series C Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series C Preferred Stock is convertible. In order to maintain the voting power of the shares of Series C Preferred Stock, the holders thereof are entitled to purchase additional shares of the Company's voting securities upon the Company's issuance of additional shares of voting securities in certain circumstances. See "--Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law." The holders of Series C Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. Holders of Series C Preferred Stock have no preference with respect to any distributions in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, but are entitled to share equally with the holders of the Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series C Preferred Stock. Without the mutual consent of the Board of Directors of the Company and holders of not less than a majority of all outstanding shares of Series C Preferred Stock, none of the rights of the holders of Series C Preferred Stock may be altered.

Series D Preferred Stock

         There are currently no outstanding shares of the Series D Preferred Stock; however, 90,000 shares are authorized for issuance. Each share of Series D Preferred Stock is convertible into ten (10) shares of Common Stock, subject to adjustment in certain circumstances. Except as otherwise required by law, the holders of the Series D Preferred Stock are entitled to vote on all matters with the holders of the Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series D Preferred Stock is convertible. In order to maintain the voting power of the shares of Series D Preferred Stock, the holders thereof are entitled to purchase additional shares of the Company's voting securities upon the Company's issuance of additional shares of voting securities in certain circumstances. See "--Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law." The holders of Series D Preferred Stock have no preferential dividend rights and are entitled to share in any dividends declared on the Common Stock based on the number of shares of Common Stock into which the shares of Series D Preferred Stock are convertible. Holders of Series D Preferred Stock have no preference with respect to any distributions in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, but are entitled to share equally with the holders of the Common Stock based on the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible. The Company has no redemption rights or obligations with respect to the Series D Preferred Stock. Without the mutual consent of the Board of Directors of the Company and holders of not less than a majority of all outstanding shares of Series D Preferred Stock, none of the rights of the holders of Series D Preferred Stock may be altered.

Series E Preferred Stock

         There are 1,500 shares of the Series E Preferred Stock currently authorized for issuance, of which 47 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series E Preferred Stock is convertible into that number of shares of Common Stock determined by dividing
(i) the original issue price of the Series E Preferred Stock (the "Issue Price") plus an amount equal to 8% of the Issue Price per annum from the date the escrow agent first had in its possession the funds representing payment of the Series E Preferred Stock to the conversion date by (ii) $1.50. Any shares of Series E Preferred Stock outstanding on January 15, 1999, shall be automatically converted into Common Stock on such date. In the event any shares of the Series E Preferred Stock are converted or redeemed pursuant to their terms, the shares of Series E Preferred Stock so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series E Preferred Stock.

         Notwithstanding the preceding paragraph, for each calendar month, beginning with April 1997, where the average of the closing bid prices of the Company's Common Stock for all trading days for such calendar month is less than $1.00, the Company shall, upon notice by the Series E Selling Shareholders, redeem shares of the Series E Preferred Stock held by each holder in an amount equal to the lesser of (i) 7% of the aggregate shares of Series E Preferred Stock held by such holder as of April 21, 1997, or (ii) all shares of Series E Preferred Stock then held by such holder.

         Except pursuant to the automatic conversion of the Series E Preferred Stock on January 15, 1997, in no event shall any Holder be entitled to convert shares of Series E Preferred Stock which, upon conversion, would cause the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by a Holder and its affiliates shall include the shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon conversion of the remaining unconverted portion of the Series E Preferred Stock beneficially owned by such Holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, "beneficial ownership" shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

         Except as otherwise required by law, the holders of the Series E Preferred Stock are entitled to vote on all matters with the holders of Common Stock and are entitled to one vote for every share of Common Stock into which the holders' Series E Preferred Stock is convertible. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock are entitled to receive the liquidation price of $10,000 plus 8% per annum from the date of issuance, before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights of the Series E Preferred Stock. The holders of Series E Preferred Stock are not entitled to receive dividends.

         In the event that at the time of a requested conversion by a holder of Series E Preferred Stock, the conversion price is $3 or less per share, the Company has the right to redeem all or part of the shares at a redemption price per share equal to (i) the number of shares of Common Stock into which each share is convertible times (ii) the closing bid price per share of the Common Stock. The Company additionally has the right to redeem all or part of the Series E Preferred Stock at any time, but in no event may redeem less than $5,000,000 per redemption. In the event that the Company elects to effect such a redemption, the redemption price per share of Series E Preferred Stock shall be as follows:

                   Redemption Value                        Elapsed Time Since Last Closing
                   ----------------                        -------------------------------
                 130% of Stated Value                      90 days--6 months
                 125% of Stated Value                      6 months and 1 day--12 months
                 120% of Stated Value                      12 months and 1 day--18 months
                 115% of Stated Value                      18 months and 1 day--24 months
                 110% of Stated Value                      24 months and 1 day--30 months
                 105% of Stated Value                      30 months and 1 day--36 months

         "Stated Value" is defined as the Issue Price of the Series E Preferred Stock plus an amount equal to 8% of such price from the date of issuance. Without the consent of the holders of not less than a majority of all outstanding shares of Series E Preferred Stock, the Company may not (i) alter the rights of the holders of Series E Preferred Stock, (ii) create any new class or series of Preferred Stock with prior rights with respect to distributions or
(iii) do any act not authorized by the Company's Restated Articles which would result in the taxation of the holders of Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

Series F Preferred Stock

         There are 2,500 shares of the Series F Preferred Stock currently authorized for issuance, of which 365 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series F Preferred Stock is convertible into that number of shares of Common Stock determined by dividing
(i) the original issue price of the Series F Preferred Stock (the "Series F Issue Price") plus an amount equal to four percent (4%) of the Series F Issue Price from the issue date of the Series F Preferred Stock being converted to the conversion date by (ii) the Series F Conversion Price.

         The holders of Series F Preferred Stock are allowed to convert one-sixth of the number of Series F Preferred stock held as of March 17, 1998, in each of the months from March 1998 through August 1998. The Series F Conversion Price for each month shall be the average closing bid price of the Company's Common Stock for the preceding month, except that the Series F Conversion Price for March 1998 shall be $0.15. The Company has the right to redeem the Series F Preferred Stock for 107.5% of the original purchase price. If a holder of Series F Preferred Stock does not exercise his right to convert any one-sixth portion of the Series F Preferred Stock held by such holder in any month between March 17 and August 31, 1998, such holder may, in addition to the one-sixth portion for such month, at any time prior to August 31, 1998, submit a conversion notice for such prior months' portion or portions which have not been converted at the same price as would have applied should such one-sixth portion or portions been converted pursuant to the terms of the Series F Preferred Stock. However, after August 31, 1998, the Holder of any left over one-sixth portions of Series F Preferred Stock which were not converted prior to August 31, 1998, may convert any such one-sixth portion or portions (with a maximum one-sixth of the shares originally held being converted per month) at the Series F Conversion Price that is equal to the average of the closing bid price for the calendar month prior to the date of receipt of the conversion notice relating to such portion converted after August 31, 1998.

         Except as otherwise required by law, the holders of the Series F Preferred Stock shall have no voting power. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series F Preferred Stock are entitled to receive the liquidation price of $1,000 per share plus four percent (4%) per annum from the date of issuance, before any distribution is made to the holders of Common Stock or any other series of Preferred Stock ranking junior as to liquidation rights of the Series F Preferred Stock. The Series F Preferred Stock shall be subordinate to the Series A Preferred Stock and Series E Preferred Stock for liquidation purposes. The holders of the Series F Preferred Stock are not entitled to receive dividends.

         Without the consent of the holders of not less than seventy five percent (75%) of all outstanding shares of Series F Preferred Stock, the Company may not (i) alter rights, preferences or privileges of the Series F Preferred Stock so as to adversely affect the Series F Preferred Stock, (ii) create any new class of Preferred Stock senior to or having a preference over the Series F Preferred Stock with respect to payments upon liquidation or (iii) do any act or thing not authorized by the Company's Restated Articles which would result in taxation of the holders of Series F Preferred Stock under ss. 305 of the Internal Revenue Code, as amended.

Series G Preferred Stock

         There are 3,000 shares of Series G Preferred Stock currently authorized for issuance, of which 1,700 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series G Preferred Stock is convertible into that number of shares of Common Stock determined by dividing
(i) the original issue price of the Series G Preferred Stock (the "Series G Issue Price") plus an amount equal to ten percent (10%) of the Series G Issue Price from the date of the Series G Preferred Stock being converted to the conversion date by (ii) $1.00.

         Except as provided by law, the holders of Series G Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which their respective shares of Series G Preferred Stock are then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of Series G Preferred Stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote.

         In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series G Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the Common Stock or upon any other series of Preferred Stock of the Company with a liquidation preference subordinate to the liquidation preference of the Series A or Series E or Series F Preferred Stock, an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to ten percent (10%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since the issue date of the Series G Preferred Stock. If, upon any Liquidation of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall receive all of the assets of the Company available for distribution and each such holder of shares of the Series G Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series G Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. In the event of Liquidation, the Series G Preferred Stock shall be subordinate to Series A, Series E and Series F Preferred Stock. After payment shall have been made to the holders of shares of the Series G Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series G Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Company shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its shareholders.

SHARES ELIGIBLE FOR FUTURE SALE


         As of June 16, 1998, there were 38,660,657 shares of Common Stock outstanding, of which 27,982,498 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company. As of that date, the remaining shares of Common Stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.



         The Registration Statement, of which this Prospectus is a part, pertains to 8,935,358 shares of Common Stock which are currently "restricted securities"; 2,535,600 shares of Common Stock which underlie existing Warrants; 1,483,137 shares of Common Stock which are issuable upon conversion of the Series E Preferred Stock, 995,456 shares of Common Stock which are issuable upon conversion of the Series F Preferred Stock and 1,853,617 shares of Common Stock which are issuable upon conversion of the Series G Preferred Stock. The Company is obligated to maintain the effectiveness of the Registration Statement for varying periods of time, pursuant to separate agreements with certain groups of the Selling Shareholders. As of June 16, 1998, the Company is additionally obligated to register an additional 1,230,130 shares of its Common Stock which are currently "restricted securities," in certain circumstances.



         In addition to the shares of Common Stock which are outstanding as of June 16, 1998, 3,500,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option plans. Approximately 3,000,000 shares of Common Stock have also been reserved for issuance upon exercise of Warrants that have been issued by the Company (2,535,600 of such shares have been registered in the Registration Statement). Additionally, 125,725 shares of Common Stock have been reserved for issuance upon conversion of the Company's Series A Preferred Stock, 1,483,137 shares of Common Stock have been reserved for issuance upon conversion of the Series E Preferred Stock, 995,456 shares of Common Stock have been reserved for issuance upon conversion of the Series F Preferred Stock and 1,853,617 shares of Common Stock have been reserved for issuance upon conversion of the Series G Preferred Stock.


         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Securities Transfer, Incorporated, 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND TEXAS LAW

         The Company's Restated Articles currently contain provisions which could be considered to have anti-takeover effects. First of all, the authorized and unissued shares of the Company's Preferred Stock (the "Unissued Preferred Stock") and Common Stock (the "Unissued Common Stocks") could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of the Company, even though some shareholders may deem such an acquisition desirable. For example, the shares of Unissued Preferred Stock and Unissued Common Stock could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the Unissued Preferred Stock with voting rights and/or the Unissued Common Stock could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations, or alter, amend, or replace provisions in the Company's Restated Articles. To the extent that it impedes any such attempt, the Unissued Preferred Stock and Unissued Common Stock may serve to perpetuate current management. From time to time, the Company evaluates potential transactions and acquisitions, which if consummated, may require the issuance of the Unissued Preferred Stock or Unissued Common Stock.

         The Company's Restated Articles require a classified Board of Directors pursuant to which only one-third (1/3) of the Board of Directors is elected each year for a term of three years. Therefore, even when a shareholder, or a group of shareholders, has sufficient voting power to elect all of the directors to be elected every year, the Company's classified Board could have the effect of requiring two successive annual meetings to replace a majority of the Board of Directors and three annual meetings to replace the entire Board of Directors. There is no cumulative voting with respect to the election of directors.

         The Company's Restated Articles also contain a provision which states that with the sole exception of shares issued pursuant to the duly adopted stock option plans of the Company, no shares of the Com pany's Preferred Stock shall be issued or sold to any officer or director of the Company, or any share holder who directly or indirectly owns more than five percent (5%) of the issued and outstanding voting stock of the Company, or any affiliate of such a person, without the affirmative vote of a majority in interest of the disinterested shareholders of the Company.

         The Company's Restated Articles also contain provisions for the Series C Preferred and the Series D Preferred Stock concerning certain anti-dilution rights. (None of the Series C Preferred or Series D Preferred is outstanding at this time). These provisions state that if the aggregate percentage interest of the holder of the Series C Preferred or the Series D Preferred of the Total Voting Power of the Company (defined in the Restated Articles to mean the total voting power of all voting stock of the Company entitled to vote at any meeting of the shareholders of the Company) is or would be reduced as a result of an issuance by the Company of such voting stock (including any issuance following conversion of any security convertible into or exchangeable for voting stock or upon the exercise of any option, warrant, or other right to acquire any voting stock), the Company shall notify the holders of the Series C Preferred and Series D Preferred promptly after establishing the material terms of such proposed issuance. In such notices, the Company shall offer to sell to the holders of the Series C Preferred and the Series D Preferred that number of shares of voting stock which, if so purchased, would result in the retention by the holders of the Series C Preferred and Series D Preferred of each of its aggregate percentage interest in the Total Voting Power in effect immediately prior to such proposed reduction of its aggregate interest. If such offer is accepted by the Series C Preferred holders or the Series D Preferred holders within thirty (30) days following receipt of such notice, the Company shall sell such shares to the holders of the Series C Preferred or the Series D Preferred at a purchase price determined as provided in the appropriate provisions of the Series C Preferred and the Series D Preferred in the Restated Articles.

         The Company shall not be obligated to deliver notices or offer voting stock for sale pursuant to these provisions in respect of the following issuances of voting stock: (a) pursuant to employee, director or consultant stock option, purchase, bonus, exchange or other such plans or upon the exercise of options or other rights granted thereunder, and (b) in connection with transactions in which shares of voting stock are issued to securityholders of a company being acquired by the Company or to a company some or all of whose assets are being acquired by the Company.

         The Restated Articles limit the liability of directors of the Company in their capacity as directors, Specifically, the directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for any act or omission not in good faith which constitutes a breach of duty of the director to the Company or acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) for transactions from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or (v) for acts related to an unlawful stock repurchase or payment of a dividend.

         The overall effect of the provisions in the Company's current Restated Articles described above would be to make more difficult or discourage a merger, tender, offer or proxy contest, even if such trans action or occurrence generally is favorable to the interests of the shareholders, or they may delay or frustrate the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if such removal may be beneficial to the shareholders.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity <deficit> and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Haskell Slaughter & Young, L.L.C.

===============================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                               -------------------



                                TABLE OF CONTENTS

                                                                                                               Page
Available Information...........................................................................................  2
Incorporation of Certain Documents by
         Reference..............................................................................................  2
Recent Developments.............................................................................................  4
Prospectus Summary..............................................................................................  5
Risk Factors....................................................................................................  7
Use of Proceeds................................................................................................. 17
Plan of Distribution and Selling
         Shareholders........................................................................................... 17
Selling Shareholders Table...................................................................................... 24
Description of Capital Stock.................................................................................... 28
Experts......................................................................................................... 36
Legal Opinions.................................................................................................. 36


                                   SI DIAMOND

                                   TECHNOLOGY,
                                      INC.

                               [LOGO APPEARS HERE]

                               8,935,358 SHARES OF
                                  COMMON STOCK

                           (PAR VALUE $.001 PER SHARE)

                               2,535,600 SHARES OF
                                  COMMON STOCK

                               UNDERLYING WARRANTS

                               1,483,137 SHARES OF
                                  COMMON STOCK
                                  ISSUABLE UPON

                             CONVERSION OF SERIES E
                                 PREFERRED STOCK

                                 995,456 SHARES OF
                                  COMMON STOCK
                                  ISSUABLE UPON

                             CONVERSION OF SERIES F
                                 PREFERRED STOCK

                               1,853,617 SHARES OF
                                  COMMON STOCK
                                  ISSUABLE UPON

                             CONVERSION OF SERIES G
                                 PREFERRED STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------

                                 JUNE ___, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated fees and expenses payable in connection with this offering, all of which are payable by the Company, are as follows:


         Securities and Exchange Commission registration fee..................................$    4,115.00
         Printing and engraving expenses......................................................    10,000.00
         Legal fees and expenses..............................................................    17,500.00
         Accounting fees and expenses.........................................................    10,000.00
         Miscellaneous........................................................................     3,000.00
                                                                                              -------------
               Total..........................................................................$   44,615.00
                                                                                              =============

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of the Company's Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

         Additionally, Article Seven(C) of the Company's Restated Articles, provides that a director of the Company is not liable to the Company or its shareholders for monetary damages for any act or omission in the director's capacity as director except that Article Seven(C) does not eliminate or limit the liability of a director for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and (v) acts relating to unlawful stock purchases or payments of dividends.

         Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

         The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

ITEM 16.          EXHIBITS

         See Index to Exhibits on page II-5 for a descriptive response to this item.

ITEM 17.          UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provi sions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON BEHALF OF THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AUSTIN, STATE OF TEXAS, ON JUNE 16, 1998.


                           SI DIAMOND TECHNOLOGY, INC.

                                          By   /s/ Marc W. Eller
                                            -----------------------------------
                                                       Marc W. Eller
                                            Chairman and Chief Executive Officer





         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE

CAPACITIES AND ON THE DATES INDICATED.




                 Signature                                       Title                               Date

                 ---------                                       -----                               ----
             /s/ Marc W. Eller                         Chairman of the Board of                  June 16, 1998
--------------------------------------------                 Directors and
               Marc W. Eller                            Chief Executive Officer
                                                     (Principal Executive Officer)


           /s/ Douglas P. Baker                           Vice President and                     June 16, 1998
--------------------------------------------            Chief Financial Officer
             Douglas P. Baker                          (Principal Financial and
                                                           Accounting Officer)

Lee B. Arberg*
Dr. Zvi Yaniv*
Ronald J. Berman*                                       Directors
Philip C. Shaffer*
David R. Sincox*
Igor Leontiev*


*By: /s/ Marc C. Eller
    ----------------------------------------
    Marc C. Eller
    Attorney-in-Fact

                                INDEX TO EXHIBITS

        The exhibits indicated by an asterisk (*) are incorporated by reference from previous filings with the Commission. The exhibits indicated by a double asterisk (**) were previously filed with the Securities and Exchange Commission in the original Registration Statement on Form S-3 on May 13, 1998.


                                                                                                   SEQUENTIALLY
    EXHIBIT                                                                                          NUMBERED
    NUMBER                                  DESCRIPTION OF EXHIBIT                                     PAGES

4.1* Amended and Restated Articles of Incorporation of the Company as filed on February 14, 1997, with the Secretary of State of the State of Texas (Exhibit 3.1 to the Company's Current Report on
                Form 8-K dated as of February 14, 1997 (File No. 1-11602)).

4.2*            Statement of Resolutions Establishing and Designating the Series
                F Preferred Stock of the Company as filed with the Secretary of State of the State of Texas on March 10, 1997 (Exhibit 3.2 to the Company's Current Report on Form 8-K dated as of March 7,
                1997) (File No. 1-11602)).

4.3*            Form of Certificate for Shares of the Company's Common Stock
                (Exhibit 4.1 to the Company's Registration Statement on Form
                SB-2 (No. 33-51466-FW) dated January 7, 1993).
4.4*            Form of Convertible Subordinated Debenture Agreement (Exhibit
                10.18 to the Company's Registration Statement on Form SB-2 (No.

                33-51466-FW) dated January 7, 1993).

4.5*            Form of Subordinated Debenture Agreement with Attached
                Warrants (Exhibit 10.17 to the Company's Registration Statement on Form SB-2 (No. 33-51466-FW) dated January 7, 1993).
4.6*            Form of Underwriter's Warrant (Exhibit 1.4 to the Company's
                Registration on Form SB-2 (No. 33-51466-FW) dated January 7,
                1993).
4.7* Form of Subscription Agreement for the sale of Units, each consisting of two shares of the Company's Common Stock and one
                Warrant (June 1993) to purchase one share of Common Stock
                (Exhibit 4.7 to the Company's Registration Statement on Form S-3 dated January 19, 1996 (File No. 1-11602)).

4.8*            Form of Warrant (June 1993) to purchase shares of the Company's
                Common Stock (Exhibit 4.8 to the Company's Registration
                Statement on Form S-3 dated January 19, 1996 (File No.
                1-11602)).



4.9*            Option, Share and Warrant Purchase Agreement dated February 9,
                1995, by and between the Company and Diagascrown, Inc. (Exhibit
                10.1 to the Company's Report on Form 10-QSB for the fiscal quarter ended March 31, 1995 (File No. 1-1602)).

4.10* Warrant granted to East/West Technology Partners, Ltd. to purchase 13,500 shares of the Company's Series C Preferred Stock
                (Exhibit 10.3 to the Company's Report on Form 10-QSB for the fiscal quarter ended March 31, 1995 (File No. 1-11602)).

4.11* Form of Subscription Agreement and Purchaser Questionnaire by and between the Company and purchasers of the Company's Common
                Stock effective as of June 20, 1995 (Exhibit 4.1 to the
                Company's Report on Form 10-QSB for the fiscal quarter ended
                June 30, 1995 (File No. 1-11602)).

4.12*           Form of Warrant (BEG) to purchase shares of the Company's
                Common Stock in connection with the Form of Subscription
                Agreement and Purchase Questionnaire by and between the Company and the purchasers of the Company's Common Stock dated as of June 20, 1995 (Exhibit 4.12 to the Company's
                Registration Statement on Form S-3 dated January 19, 1996) (File
                No. 1-11602)).
4.13* Form of Placement Agreement dated as of July 19, 1995, by and between the Company and Columbus Asset Management Limited
                (Exhibit 4.2 to the Company's Report on Form 10-QSB for the fiscal quarter ended September 30, 1995 (File No. 1-11602)).

4.14* Form of Warrant in connection with Placement Agreement dated as of July 19, 1995, by and between the Company and Columbus Asset
                Management (Exhibit 4.3 to the Company's Report on Form 10-QSB for the fiscal quarter ended September 30, 1995 (File No.
                1-11602)).

4.15*           Amendment No. 3 to the Patent and Know-How Cross-License
                Agreement executed on October 17, 1995, between the Company and Microelectronics & Computer Technology Corporation (Exhibit 4.15 to the Company's Registration Statement (No. 333-00674) on Form
                S-3 dated January 26, 1996 (File No. 1-11602)).

4.16* Form of Subscription Agreement and Purchaser Questionnaire in connection with the Company's $1.5 million private placement of its Common Stock (Exhibit 4.1 to the Company's Current Report on
                Form 8-K dated as of January 19, 1996 (File No. 1-11602)).

4.17* Form of Regulation D Subscription Agreement in connection with the private placement of the Company's Series E Preferred Stock
                (Exhibit 4.2 to the Company's Current Report on Form 8-K dated as of January 19, 1996 (File No. 1-11602)).



4.18* Form of Registration Rights Agreement in connection with the private placement of the Company's Series E Preferred Stock
                (Exhibit 4.3 to the Company's Current Report on Form 8-K dated as of January 19, 1996 (File No. 1-11602).

4.19* Form of Warrant Issued to Swartz Investments, Inc. (Exhibit 4.5 to the Company's Current Report on Form 8-K dated as of January
                19, 1996 (File No. 1-11602)).

4.20*           Amendment No. 2 to the Patent and Know-How Cross License
                Agreement dated January 19, 1995 (Exhibit 10.8 to the Company's
                Report on Form 10-QSB for the fiscal quarter ended March 31, 1995 (File No. 1-11602)).

4.21*           Form of Certificate for Shares of the Company's Series C
                Preferred Stock (Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1995 (File
                No. 1-11602)).

4.22* Underwriting Agreement dated as of August 27, 1993, and effective as of September 7, 1993, between the Company and GH
                Securities, Ltd. (Exhibit 4.1 to the Company's Report on Form
                10-QSB for the fiscal quarter ended September 30, 1995 (File No.
                1-11602)).

4.23* Warrant to Purchase 150,000 shares of Common Stock at $3.90 per share issued to GH Securities, Ltd. exercisable at any time on or before February 21, 1999 (Exhibit 4.18 to the Company's
                Report on Form 10-KSB for the fiscal year ended December 31, 1995 (File No. 1-11602)).

4.24*           Rights Agreement dated February 21, 1996, among the Company, GH
                Securities, Ltd. and David Klausmeyer (Exhibit 4.19 to the
                Company's Report on Form 10-KSB for the fiscal year ended
                December 31, 1995 (File No. 1-11602)).

4.25* Warrant to Purchase 60,000 shares of Common Stock at $6.50 per share issued to GH Securities, Ltd. exercisable any time on or before February 21, 1999 (Exhibit 4.20 to the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1995 (File
                No. 1-11602)).

4.26* Warrant to purchase 55,000 shares of Common Stock at $5.50 per share issued to David M. Klausmeyer exercisable any time on or before February 21, 1999 (Exhibit 4.21 to the Company's Report on Form 10-KSB for the fiscal year ended December 31, 1995).

4.27* Form of Warrant (October 1996) to purchase shares of the Company's Common Stock (Exhibit 4.1 to the Company's Current
                Report on Form 8-K dated October 30, 1996 (File No. 1-11602)).



4.28*           Form of Regulation D Subscription Agreement by and between the
                Company and the Holders of the Company's Series F Preferred
                Stock (Exhibit 4.3 to the Company's Current Report on Form 8-K dated as of March 7, 1997 (File No. 1-11602)).

4.29* Form of Registration Rights Agreement by and between the Company and Holders of the Company's Series F Preferred Stock (Exhibit
                4.4 to the Company's Current Report on Form 8-K dated as of March 7, 1997 (File No. 1-11602)).

4.30* Form of Subscription Agreement by and between the Company and Holders of the Company's 8% Convertible Debentures (Exhibit 4.1 to the Company's Current Report on Form 8-K dated as of March 7,
                1997 (File No. 1-11602)).

4.31* Form of the Company's 8% Convertible Debenture (Exhibit 4.2 to the Company's Current Report on Form 8-K dated as of March 7,
                1997 (File No. 1-11602)).
4.32*           Certificate of Amendment to the Company's Amended and Restated
                Articles of Incorporation (amending the Company's Series E
                Preferred Stock) as filed on May 1, 1997, with the Secretary of State of the State of Texas (Exhibit 4.32 to the Company's
                Registra tion Statement on Form S-3 (No. 333-24801) dated June
                6, 1997).

4.33*           Statement of Resolutions Establishing and Designating the
                Company's Series G Preferred Stock, as filed with the Secretary of State of the State of Texas on June 11, 1997 (Exhibit 3.1 to the Company's Current Report on Form 8-K, dated as of July 25,
                1997 (File No. 1-11602)).

4.34* Amendment to Amended and Restated Articles of Incorporation of the Company (amending the Company's Series F Preferred Stock) as filed with the Secretary of State of the State of Texas on August 4, 1997 (Exhibit 3(I).2 to the Company's Current Report on
                Form 8-K dated August 4, 1997 (File No. 1-11602)).
4.35*           Form of Regulation D Subscription Agreement by and between the
                Company and Holders of the Company's Series G Preferred Stock
                (Exhibit 4.2 to the Company's Current Report on Form 8-K dated as of July 25, 1997)).

4.36* Form of Registration Rights Agreement by and between the Company and the Holders of the Company's Series G Preferred Stock
                (Exhibit 4.2 to the Company's Current Report on Form 8-K dated as of July 25, 1997)).

4.37* Form of Warrant by and between the Company and Holders of the Company's Series G Preferred Stock (Exhibit 4.3 to the Company's
                Current Report on Form 8-K dated as of July 25, 1997 (File No.
                1-11602).



4.38** Amendment to Amended and Restated Articles of Incorporation of the Company (amending the Company's Series F Preferred Stock) as filed with the Secretary of State of the State of Texas on March
                25, 1998 (Exhibit).

5.1 Opinion of Haskell Slaughter & Young, L.L.C., as to certain legal aspects of the offering.

23.1            Consent of Haskell Slaughter & Young, L.L.C. (included in Exhibit
                5.1).

23.2            Consent of Coopers & Lybrand L.L.P.

24**            Powers of Attorney.